CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the use in the Annual Report on Form 10-KSB for Balanced Living, Inc., of our report dated March 2, 2000, relating to the December 31, 1999 financial statements of Balanced Living, Inc., which appears in such Annual Report.



PRITCHETT, SILER & HARDY, P.C.

March 30, 2000
Salt Lake City, Utah